Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the joint Registration Statements on Form S-3 (Nos. 333-106553, 333-106553-01, 333-252433, and 333-252433-01) of Carnival Corporation and Carnival plc, the joint Registration Statements on Form S-8 (Nos. 333-237616, 333-237616-01, 333-257471, 333-257471-01, 333-272977 and 333-272977-01) of Carnival Corporation and Carnival plc, the Registration Statement on Form S-3 (No. 033-63563) of Carnival Corporation, the Registration Statements on Form S-8 (Nos. 333-105672, 333-43885, and 33-51195) of Carnival Corporation and the Registration Statements on Form S-8 (Nos. 333-124640 and 333-104609) of Carnival plc of our report dated January 26, 2024 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Miami, Florida
January 26, 2024